THE UBS FUNDS, ON BEHALF OF ITS SERIES, UBS GLOBAL ALLOCATION FUND
INVESTMENT ADVISORY AGREEMENT
AMENDMENT NUMBER THREE

       THIS AMENDMENT is made this 2nd day of June, 2006, by and between The UBS Funds, a Delaware statutory trust (the “Fund”), and UBS Global Asset Management (Americas) Inc., a Delaware corporation (the “Advisor”).

 WHEREAS, the Fund and the Advisor have previously entered into an Investment Advisory Agreement, dated July 1, 2002 (the “Advisory Agreement”), pursuant to which the Advisor agreed to manage the investment and reinvestment of assets of the UBS Global Allocation Fund series; and

 WHEREAS, the Fund and the Advisor amended the Advisory Agreement pursuant to a written amendment dated July 1, 2005 (“Amendment Number Two”), which amendment reduced the compensation of the Advisor; and

 WHEREAS, the Advisor and the Fund have decided to amend the Advisory Agreement to reduce compensation of the Advisor further;

 NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

 1. Section 1 of Amendment Number One of the Advisory Agreement is hereby deleted in its entirety and replaced with the following which shall replace section 3 of the Advisory Agreement:

 3. Compensation to the Advisor.  For the services to be rendered by the Advisor as provided in Sections 1 and 2 of this Agreement, the Series shall pay to the Advisor within five business days after the end of each calendar month, a monthly fee equal to a percentage of the Series’ average daily net assets for the month in accordance with the following fee schedule:

 Assets Under Management   Fee
       $0 - $500 million    0.80%
       On the next $ 500 million – $1billion  0.75%
       On the next $1 billion - $1.5 billion  0.70%
       On the next $ 1.5 billion - $ 2 billion  0.675%
       On the next $ 2 billion - $3 billlion  0.65%
       On the next $ 3 billion - $6 billlion  0.63%
       Above $ 6 billion    0.61%

       In the event of termination of this Agreement, the fee provided in this Section 3 shall be paid on a pro rata basis, based on the number of days when this Agreement was in effect.

2. The effective date of this Amendment shall be July 1, 2006.

       3. The parties hereby further agree that no other provisions of the Advisory Agreement are in any way modified by this Amendment, and that all other provisions of the Advisory Agreement remain in full force and effect.

       IN WITNESS WHEREOF, the parties hereby have caused this Amendment to be executed this 2nd day of June, 2006.

THE UBS FUNDS
THE UBS FUNDS

By:
By:
 Name: Joseph J. Allessie
 Name: Joseph Malone
 Title: Vice President and Assistant
                 Secretary
 Title: Treasurer and Principal
                 Accounting Officer

UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.
UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.

By:
By:
 Name:  John Moore
 Name:  Mark F. Kemper
 Title: Managing Director
 Title:  Managing Director and Secretary